UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*

                        Dobson Communications Corporation
                                (Name of Issuer)

                Class A Common Stock, par value $0.001 per share
                         (Title of Class of Securities)

                                    256069105
                                 (CUSIP Number)

                                December 31, 2007
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)





----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










                               Page 1 of 12 Pages

CUSIP No. 256069105                   13G/A              Page 2 of 12 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital Management, LLC               20-1901985
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             0
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             0%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             OO
-----------------------------------------------------------------------


                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 256069105                   13G/A              Page 3 of 12 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge International LLC
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             0
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             0%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             OO
-----------------------------------------------------------------------


                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 256069105                   13G/A              Page 4 of 12 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Event Driven/Relative Value Fund, L.P.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             0
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             0%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             PN
-----------------------------------------------------------------------


                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 256069105                   13G/A              Page 5 of 12 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Event Driven/Relative Value Fund, Ltd.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             0
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             0%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             CO
-----------------------------------------------------------------------


                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 256069105                   13G/A              Page 6 of 12 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Glenn Dubin
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             0
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             0%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             IN
-----------------------------------------------------------------------


                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 256069105                   13G/A              Page 7 of 12 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Henry Swieca
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             0
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             0%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             IN
-----------------------------------------------------------------------


                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 256069105                   13G/A              Page 8 of 12 Pages

          This Amendment No. 3 (this "Amendment") amends the statement on
Schedule 13G filed on May 18, 2005, as amended by Amendment No. 1 on February 13, 2006 and as further amended by Amendment No. 2 on January 29, 2007 (as amended, the "Schedule 13G") with respect to shares of Class A common stock, par value $0.001 per share (the "Common Stock") of Dobson Communications Corporation, an Oklahoma corporation (the "Company"). Capitalized terms used herein and not otherwise defined in this Amendment have the meanings set forth in the Schedule 13G. This Amendment amends and restates items 1(b), 2(a), 2(b), 2(c), 4, 5 and 10 in their entirety as set forth below.


Item 1(b).  Address of Issuer's Principal Executive Offices

           5565 Glenridge Connector
           Atlanta, Georgia 30342


Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office or, if none, Residence
Item 2(c).  Citizenship


           HIGHBRIDGE INTERNATIONAL LLC
           The Cayman Corporate Centre, 4th Floor
           27 Hospital Road
           Grand Cayman, Cayman Islands, British West Indies
           Citizenship:  Cayman Islands, British West Indies

           HIGHBRIDGE CAPITAL MANAGEMENT, LLC
           9 West 57th Street, 27th Floor
           New York, New York  10019
           Citizenship:  State of Delaware

           HIGHBRIDGE EVENT DRIVEN/RELATIVE VALUE FUND, LTD.
           c/o Highbridge Capital Management, LLC
           9 West 57th Street, 27th Floor
           New York, New York  10019
           Citizenship:  State of Delaware

           HIGHBRIDGE EVENT DRIVEN/RELATIVE VALUE FUND, L.P.
           c/o Highbridge Capital Management, LLC
           9 West 57th Street, 27th Floor
           New York, New York  10019
           Citizenship:  State of Delaware

           GLENN DUBIN
           c/o Highbridge Capital Management, LLC
           9 West 57th Street, 27th Floor
           New York, New York 10019
           Citizenship:  United States

           HENRY SWIECA
           c/o Highbridge Capital Management, LLC
           9 West 57th Street, 27th Floor
           New York, New York 10019
           Citizenship:  United States

Due to a change in the reporting structure of Highbridge Capital Management, LLC, Highbridge Master L.P., Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge GP, Ltd. and Highbridge GP, LLC, are no longer Reporting Persons.


Item 4.   Ownership

CUSIP No. 256069105                   13G/A              Page 9 of 12 Pages

            Item 4 is hereby amended and restated as follows:

            (a) Amount beneficially owned:

            As of the date of this filing, none of the Reporting Persons owns any shares of Common Stock of the Company.

            Highbridge Capital Management, LLC is the General Partner of Highbridge Event Driven/Relative Value Fund, L.P. and is the trading manager of Highbridge International LLC and Highbridge Event Driven/Relative Value Fund, Ltd. Glenn Dubin is the Chief Executive Officer of Highbridge Capital Management, LLC. Henry Swieca is the Chief Investment Officer of Highbridge Capital Management, LLC.

            (b) Percent of class:

            As of the date of this filing, none of the Reporting Persons owns any shares of Common Stock of the Company.

            (c) Number of shares as to which such person has:

                     (i)   Sole power to vote or to direct the vote

                           See Item 4(a) above.

                     (ii)  Shared power to vote or to direct the vote

                           See Item 4(a) above.

                     (iii) Sole power to dispose or to direct the disposition of

                           See Item 4(a) above.

                     (iv) Shared power to dispose or to direct the disposition of

                           See Item 4(a) above.

Item 5.     Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]


Item 10. Certification

            By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


Exhibits:

CUSIP No. 256069105                   13G/A              Page 10 of 12 Pages

Exhibit I: Joint Filing Agreement, dated as of February 6, 2008, by and among Highbridge International LLC, Highbridge Event Driven/Relative Value Fund, Ltd., Highbridge Event Driven/Relative Value Fund, L.P., Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca.

CUSIP No. 256069105                   13G/A              Page 11 of 12 Pages

                                   SIGNATURES

            After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: February 6, 2008

HIGHBRIDGE INTERNATIONAL LLC              HIGHBRIDGE EVENT DRIVEN/RELATIVE VALUE
                                          FUND, L.P.
By: Highbridge Capital Management, LLC
    its Trading Manager                   By: Highbridge Capital Management, LLC
                                          its General Partner

By: /s/ Noah Greenhill                    By: /s/ Noah Greenhill
    -----------------------------             -----------------------------
Name: Noah Greenhill                      Name: Noah Greenhill
Title: Managing Director                  Title: Managing Director


HIGHBRIDGE EVENT DRIVEN/RELATIVE VALUE    HIGHBRIDGE CAPITAL MANAGEMENT, LLC
FUND, LTD.

By: Highbridge Capital Management, LLC
    its Trading Manager
                                          By: /s/ Noah Greenhill
By: /s/ Noah Greenhill                        --------------------------
    ---------------------------           Name: Noah Greenhill
Name: Noah Greenhill                      Title: Managing Director
Title: Managing Director



/s/ Henry Swieca                          /s/ Glenn Dubin
-----------------------------             --------------------------
HENRY SWIECA                              GLENN DUBIN

CUSIP No. 256069105                   13G/A              Page 12 of 12 Pages

                                    EXHIBIT I

                             JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Class A Common Stock, $0.001 par value, of Dobson Communications Corporation, an Oklahoma corporation, is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: February 6, 2008

HIGHBRIDGE INTERNATIONAL LLC              HIGHBRIDGE EVENT DRIVEN/RELATIVE VALUE
                                          FUND, L.P.
By: Highbridge Capital Management, LLC
    its Trading Manager                   By: Highbridge Capital Management, LLC
                                          its General Partner

By: /s/ Noah Greenhill                    By: /s/ Noah Greenhill
    -----------------------------             -----------------------------
Name: Noah Greenhill                      Name: Noah Greenhill
Title: Managing Director                  Title: Managing Director


HIGHBRIDGE EVENT DRIVEN/RELATIVE VALUE    HIGHBRIDGE CAPITAL MANAGEMENT, LLC
FUND, LTD.

By: Highbridge Capital Management, LLC
    its Trading Manager
                                          By: /s/ Noah Greenhill
By: /s/ Noah Greenhill                        --------------------------
    ---------------------------           Name: Noah Greenhill
Name: Noah Greenhill                      Title: Managing Director
Title: Managing Director



/s/ Henry Swieca                          /s/ Glenn Dubin
-----------------------------             --------------------------
HENRY SWIECA                              GLENN DUBIN